SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                ----------------

                                  Amendment No.

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         United Therapeutics Corporation
                                (NAME OF ISSUER)

                          Common Stock, $0.01 par value
                         (TITLE OF CLASS OF SECURITIES)

                                    91307C102
                                 (CUSIP NUMBER)

                                  May 11, 2007
        (Date of Event which requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
        Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [x] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)

                                                         (Page 1 of 11 Pages)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  91307C102                    13G                  Page 2 of 16 Pages


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Highway Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    28,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    28,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          28,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.13%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  91307C102                    13G                  Page 3 of 16 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Thruway Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    155,400
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    155,400
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          155,400
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.75%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  91307C102                    13G                  Page 4 of 16 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Roadway Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    108,700
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    108,700
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          108,700
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.52%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  91307C102                    13G                  Page 5 of 16 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Expressway Partners Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    381,417
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    381,417
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          381,417
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.84%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          CO
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  91307C102                    13G                  Page 6 of 16 Pages

-----------------------------------------------------------------------------

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Freeway Partners Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    409,900
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    409,900
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          409,900
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.97%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          CO
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  91307C102                    13G                  Page 7 of 16 Pages

-----------------------------------------------------------------------------

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Motorway Partners Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,700
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,700
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,700
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.01%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          CO
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  91307C102                    13G                  Page 8 of 16 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Gerald Catenacci
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         Canada and United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,085,117
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,085,117
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,085,117
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.22%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          IN
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  91307C102                    13G                  Page 9 of 16 Pages

ITEM 1(a).  NAME OF ISSUER:

         The name of the issuer is United Therapeutics Corporation (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            1110 Spring Street
            Silver Spring, MD 20910

ITEM 2(a).  NAME OF PERSON FILING:

         This statement is filed by:

         (i) Highway Partners, L.P., a Delaware limited partnership, with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;

         (ii) Thruway Partners, L.P., a Delaware limited partnership, with respect to the shares of Common Stock directly owned by it;

         (iii) Roadway Partners, L.P., a Delaware limited partnership, with respect to the shares of Common Stock directly owned by it;

         (iv) Expressway Partners Master Fund, Ltd., a Cayman Islands exempted company, with respect to the shares of Common Stock directly owned by it;

         (v) Freeway Partners Master Fund, Ltd., a Cayman Islands exempted company, with respect to the shares of Common Stock directly owned by it;

         (vi) Motorway Partners Master Fund, Ltd., a Cayman Islands exempted company, with respect to the shares of Common Stock directly owned by it; and

         (vii) Gerald Catenacci ("Mr. Catenacci"), the managing member of Principled Capital Management, L.L.C., the general partner of each of Highway Partners, L.P., Thruway Partners, L.P. and Roadway Partners, L.P. may, by virtue of his position as managing member to the general partner, be deemed to have power to direct the voting and disposition of the Common Stock held or controlled by Highway Partners, L.P., Thruway Partners, L.P., and Roadway Partners, L.P. Mr. Catenacci is also the managing member of Principled Asset Administration, L.L.C., the investment adviser to Expressway Partners Master Fund, Ltd., Freeway Partners Master Fund, Ltd. and Motorway Partners Master Fund, Ltd. and may, by virtue of his position as managing member to the investment adviser, be deemed to have power to direct the voting and disposition of the Common Stock held or controlled by Expressway Partners Master Fund, Ltd., Freeway Partners Master Fund, Ltd. and Motorway Partners Master Fund, Ltd. Mr. Catenacci disclaims beneficial ownership of the Common Stock reported herein.

               The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
               The address of the business office of each of the Reporting Persons, with the exception of Expressway Partners Master Fund, Ltd., Freeway Partners Master Fund, Ltd. and Motorway Partners Master Fund, Ltd. is 666 Fifth Ave, 37th Floor, New York, New York 10103.

                The address of the registered business office of Expressway Partners Master Fund, Ltd., Freeway Partners Master Fund, Ltd. and Motorway Partners Master Fund, Ltd. is Walkers SPV Limited, Walker House, 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands.

ITEM 2(c).  CITIZENSHIP:
               Highway Partners, L.P., Thruway Partners, L.P. and Roadway Partners, L.P. are Delaware limited partnerships. Expressway Partners Master Fund, Ltd., Freeway Partners Master Fund, Ltd. and Motorway Partners Master Fund, Ltd. are Cayman Islands exempted companies. Mr. Catenacci has citizenship in Canada and the United States.

CUSIP No.  91307C102                    13G                  Page 10 of 16 Pages

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.01 par value ("Common Stock")

ITEM 2(e).  CUSIP NUMBER:  91307C102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a)  [ ]   Broker or dealer registered under Section 15 of the Act

          (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of the
                     Act

          (d)  [ ]   Investment Company registered under Section 8 of the
                     Investment Company Act

          (e)  [ ]   Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940

          (f)  [ ]   Employee Benefit Plan, Pension Fund which is subject to
                     the provisions of the Employee Retirement Income Security
                     Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g)  [ ]   Parent Holding Company, in accordance with Rule 13d-
                     1(b)(ii)(G); see item 7

          (h)  ( )   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No.  91307C102                    13G                  Page 11 of 16 Pages

ITEM 4.   OWNERSHIP.

         A. Highway Partners, L.P.
            (a)  Amount beneficially owned: 28,000
            (b)  Percent of class: 0.13% The percentages used herein
                 and in the rest of Item 4 are calculated based upon
                 the 20,782,575 shares of Common Stock issued and
                 outstanding as of April 27, 2007 as reflected in the
                 issuer's Form 10-Q filed May 4, 2007.
            (c)  (i)   Sole Power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: 28,000
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv)  Shared power to dispose or direct the disposition: 28,000

         B. Thruway Partners, L.P.
            (a)  Amount beneficially owned: 155,400
            (b)  Percent of class: 0.75%
            (c)  (i)   Sole Power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: 155,400
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv)  Shared power to dispose or direct the disposition:
                       155,400

         C. Roadway Partners, L.P.
            (a)  Amount beneficially owned: 108,700
            (b)  Percent of class: 0.52%.
            (c)  (i)   Sole Power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: 108,700
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv)  Shared power to dispose or direct the disposition:
`                      108,700

         D. Expressway Partners Master Fund, Ltd.
            (a)  Amount beneficially owned: 381,417
            (b)  Percent of class: 1.84%.
            (c)  (i)   Sole Power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: 381,417
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv)  Shared power to dispose or direct the disposition:
                       381,417

         E. Freeway Partners Master Fund, Ltd.
            (a)  Amount beneficially owned: 409,900
            (b)  Percent of class: 1.97%.
            (c)  (i)   Sole Power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: 409,900
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition: 409,900

         F. Motorway Partners Master Fund, Ltd.
            (a)  Amount beneficially owned: 1,700
            (b)  Percent of class: .01%.
            (c)  (i)   Sole Power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: 1,700
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition: 1,700

         G. Gerald Catenacci
            (a)  Amount beneficially owned: 1,085,117
            (b)  Percent of class: 5.22%
            (c)  (i)   Sole Power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: 1,085,117
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv)  Shared power to dispose or direct the disposition:
                       1,085,117

CUSIP No.  91307C102                    13G                  Page 12 of 16 Pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  Not Applicable


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Principled Capital Management, L.L.C., the general partner of Highway
Partners, L.P., Thruway Partners, L.P. and Roadway Partners, L.P. has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Highway Partners, L.P., Thruway Partners, L.P. and Roadway Partners, L.P., and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

     Principled Asset Administration, L.L.C., the investment adviser of Expressway Partners Master Fund, Ltd., Freeway Partners Master Fund, Ltd. and Motorway Partners Master Fund, Ltd. has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Expressway Partners Master Fund, Ltd., Freeway Partners Master Fund, Ltd. and Motorway Partners Master Fund, Ltd. and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

     Mr. Catenacci is the managing member of Principled Capital Management, L.L.C. and Principled Asset Administration, L.L.C., and in that capacity directs their operations and therefore may be deemed to be the indirect "beneficial owner" of the shares of Common Stock owned by Highway Partners, L.P., Thruway Partners, L.P., Roadway Partners, L.P., Expressway Partners Master Fund, Ltd., Freeway Partners Master Fund, Ltd. and Motorway Partners Master Fund, Ltd.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

          By signing below I certify, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No.  91307C102                    13G                  Page 13 of 16 Pages

                                    SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:   as of May 18, 2007


                                    HIGHWAY PARTNERS, L.P.
                                    BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C.
                                         GENERAL PARTNER


                                    BY:/s/ Gerald Catenacci
                                       --------------------
                                       Gerald Catenacci
                                       Managing Member


                                    THRUWAY PARTNERS, L.P.
                                    BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C.
                                    GENERAL PARTNER


                                    BY:/s/ Gerald Catenacci
                                       --------------------
                                           Gerald Catenacci
                                           Managing Member


                                    ROADWAY PARTNERS, L.P.
                                    BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C.
                                         GENERAL PARTNER


                                    BY:/s/ Gerald Catenacci
                                       --------------------
                                           Gerald Catenacci
                                           Managing Member


                                    EXPRESSWAY PARTNERS MASTER FUND, LTD.
                                    BY:  PRINCIPLED ASSET ADMINISTRATION, L.L.C.
                                         INVESTMENT ADVISER


                                    BY: /s/ Gerald Catenacci
                                       --------------------
                                           Gerald Catenacci
                                           Managing Member


                                    FREEWAY PARTNERS MASTER FUND, LTD.
                                    BY:  PRINCIPLED ASSET ADMINISTRATION, L.L.C.
                                         INVESTMENT ADVISER


                                    BY:/s/ GERALD CATENACCI_
                                       --------------------
                                           Gerald Catenacci
                                           Managing Member

CUSIP No.  91307C102                    13G                  Page 14 of 16 Pages


                                    MOTORWAY PARTNERS MASTER FUND, LTD.
                                    BY:  PRINCIPLED ASSET ADMINISTRATION, L.L.C.
                                         INVESTMENT ADVISER


                                    BY:/s/ Gerald Catenacci
                                       --------------------
                                           Gerald Catenacci
                                           Managing Member



                                    GERALD CATENACCI, INDIVIDUALLY


                                    BY:/s/ Gerald Catenacci
                                       --------------------
                                           Gerald Catenacci

CUSIP No.  91307C102                    13G                  Page 15 of 16 Pages

                                    EXHIBIT 1
               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

                  The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: as of May 18, 2007


                                    HIGHWAY PARTNERS, L.P.
                                    BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C.
                                         GENERAL PARTNER


                                    BY:/s/ Gerald Catenacci
                                       --------------------
                                       Gerald Catenacci
                                       Managing Member


                                    THRUWAY PARTNERS, L.P.
                                    BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C.
                                         GENERAL PARTNER


                                    BY:/s/ Gerald Catenacci
                                       --------------------
                                           Gerald Catenacci
                                           Managing Member


                                    ROADWAY PARTNERS, L.P.
                                    BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C.
                                         GENERAL PARTNER


                                    BY:/s/ Gerald Catenacci
                                       --------------------
                                           Gerald Catenacci
                                           Managing Member


                                    EXPRESSWAY PARTNERS MASTER FUND, LTD.
                                    BY:  PRINCIPLED ASSET ADMINISTRATION, L.L.C.
                                         INVESTMENT ADVISER


                                    BY: /s/ Gerald Catenacci
                                        --------------------
                                           Gerald Catenacci
                                           Managing Member

CUSIP No.  91307C102                    13G                  Page 16 of 16 Pages


                                    FREEWAY PARTNERS MASTER FUND, LTD.
                                    BY:  PRINCIPLED ASSET ADMINISTRATION, L.L.C.
                                         INVESTMENT ADVISER


                                    BY:/s/ Gerald Catenacci
                                       --------------------
                                           Gerald Catenacci
                                           Managing Member

                                    MOTORWAY PARTNERS MASTER FUND, LTD.
                                    BY:  PRINCIPLED ASSET ADMINISTRATION, L.L.C.
                                         INVESTMENT ADVISER


                                    BY:/s/ Gerald Catenacci
                                       --------------------
                                           Gerald Catenacci
                                           Managing Member



                                    GERALD CATENACCI, INDIVIDUALLY


                                    BY:/s/ Gerald Catenacci
                                       --------------------
                                           Gerald Catenacci